                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-60345

PROSPECTUS

                             APPLIED IMAGING CORP.

                       4,802,360 SHARES OF COMMON STOCK

  This Prospectus relates to (i) 4,629,350 shares (the "Shares") of common stock issued in private transactions in 1997 and 1998, $.001 par value per share (the "Common Stock") and (ii) a maximum of 173,010 additional shares of Common Stock (the "Warrant Shares") issuable upon exercise of certain warrants issued in private transactions in May 1997 (the "Warrants") to purchase Common Stock of Applied Imaging Corp. (the "Company" or "Applied Imaging"). The Shares and the Warrant Shares collectively are referred to herein as the "Securities." The Securities, which are being registered for resale purposes only, may be offered by certain stockholders of the Company (the "Selling Security Holders") from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Securities, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Security Holders" and "Plan of Distribution."

  None of the proceeds from the sale of the Securities by the Selling Security Holders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Security Holders) in connection with the registration and sale of the Securities being offered by the Selling Security Holders. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  All the Securities were "restricted securities" under the Securities Act prior to their registration hereunder. The Company sold 796,020 shares of Common Stock and 173,010 Warrants on May 22, 1997, and 3,833,330 shares of Common Stock in June and July, 1998, to the Selling Security Holders in private transactions. Such shares of Common Stock and the 173,010 Warrant Shares which may be issuable upon exercise of the Warrants (such shares together the "Securities") are registered hereunder. This Prospectus has been prepared so that future sales of Common Stock by the Selling Security Holders will not be restricted under the Securities Act. In connection with any sales, the Selling Security Holders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Security Holders."

  The Company's Common Shares are traded on the Nasdaq National Market System under the symbol "AICX." The closing price on October 26, 1998 was $2.56.

                               ----------------

 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING
                                  ON PAGE 4.

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is November 11, 1998

                             AVAILABLE INFORMATION

  As used in this Prospectus, unless the context otherwise requires, the terms "Applied Imaging" and the "Company" mean Applied Imaging Corp. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

  The Company's Common Stock is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This Prospectus constitutes part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

  The Company's Forms 8-K filed with the Commission on May 22, 1997, July 16, 1998 and July 28, 1998, the Company's Annual Report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 1997, and the Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31 and June 30, 1998, are hereby incorporated by reference, except as superseded or modified herein.

  Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Applied Imaging Corp. at its principal offices located at 2380 Walsh Avenue, Building B, Santa Clara, California 95051, telephone (408) 562-0250, attention Investor Relations.

  Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

  CYTOSCAN(R) is a registered United States trademark of the Company and APPLIED IMAGING(TM), WINSCAN(TM) and RxFISH(TM) are trademarks of the Company.

                                  THE COMPANY

  Applied Imaging Corp. ("Applied Imaging" or the "Company") was incorporated in California in July 1986, and reincorporated in Delaware in October 1996. Applied Imaging designs, develops, manufactures and markets automated clinical analysis systems used by cytogenetic laboratories for prenatal and other genetic testing applications. The Company's cytogenetic instrumentation and reagent business, which has sold systems to over 600 sites in more than 35 countries since its inception, markets computer-based microscopic image analysis systems that enable laboratories to automate the analysis of chromosomal abnormalities associated with conditions such as Down's Syndrome. The Company is also developing a proprietary genetic screening technology designed to facilitate prenatal screening for genetic abnormalities by isolating "fetal blood cells" from a routine maternal blood sample. This new technology is designed to improve current prenatal testing methods by providing a procedure which will (a) cost less than current invasive tests like amniocentesis or Chorionic Villus Sampling (each of which cost approximately $1,200), and (b) return test results to the patient in shorter order (3-4 days vs. 1-2 weeks). Additionally, the Company's prenatal screening procedure is performed without the risks of miscarriage or fetal damage associated with such invasive procedures. The Company also markets specialized imaging systems used in basic research and pharmaceutical discovery for the real-time analysis of changes in intracellular ion concentrations, a key method for determining the function of biologically-active compounds.

  According to the Company's own analysis of its primary competitors' publicly available financial data, Applied Imaging is a leading provider of automated chromosomal image analysis systems to clinical and research laboratories worldwide. The Company's CytoVision and GeneVision karyotyping systems are widely accepted because of their ability to analyze standard human chromosome preparations using powerful software classification algorithms along with a specialized cytogenetic user interface. The CytoVision systems also incorporate the capability to analyze and record images derived from advanced genetic research assays employing fluorescent in situ hybridization ("FISH") or comparative genomic hybridization methods. The Company has introduced its first proprietary assay for color chromosome analysis (called RxFISH), a rapidly developing area of research interest. Based upon a novel method developed by scientists at the University of Cambridge, the Company's RxFISH assay develops a unique fluorescent color banding pattern for human chromosomes that is then analyzed by the CytoVision software. The future development of specialized reagent products that can be optimized for use on the Company's installed base of over 1100 chromosome analysis workstations worldwide is a key aspect of the Company's business strategy.

  The Company's prenatal genetic screening development program is focused on the isolation of specific fetal cells from a blood sample taken from the expectant mother using normal venipuncture techniques. This allows prenatal genetic testing to be performed without the need to obtain a fetal tissue sample by an invasive procedure, such as amniocentesis, which can pose a physical risk to the fetus. The Company's proprietary screening technology incorporates (i) a patented hematological procedure to enrich the concentration of fetal blood cells found in maternal blood, (ii) a fetal hemoglobin test kit,
(iii) automated image analysis instrumentation to identify fetal blood cells and (iv) third-party DNA probes to identify certain chromosomal abnormalities present in these fetal blood cells. This prenatal screening system is expected to be both safe and accurate because it evaluates actual fetal cells while posing no direct risk to the fetus. Pre-clinical evaluations last several months. These evaluations are used to assess product performance in the field. On the basis of pre-clinical results, it will be determined whether clinical trials can be started or whether some changes may be required in the configuration of the product prior to starting the clinical trial. The Company's prenatal screening products are currently in preclinical evaluation.

  In late 1996 and early 1997, the Company submitted three pre-market notifications to the United States Food and Drug Administration ("FDA") under
Section 510(k) of the Federal Food, Drug and Cosmetic Act ("510(k)"). The first submission was for a product that enriches the concentration of any one of a number of cell types from whole blood based on the Company's patented hematological techniques. The Company received notification in December of 1997 from the FDA that it could market the ENRICH Kit for these purposes. The second submission was for the automated image analysis instrument which is able to automatically identify and enumerate nucleated red blood cells from peripheral blood on a microscope slide. The instrument, called the WINSCAN Automated Imaging System ("WINSCAN"), presents these cells for operator review, and further testing and analysis in the prenatal screening procedure. The Company received notification in June of 1998 from the FDA that it may market WINSCAN for these purposes. The third submission covers the reagents used to identify cells containing fetal hemoglobin so that they may be further characterized.

  The Company anticipates that sales of its prenatal screening products, if approved by the FDA, will include its proprietary consumable ENRICH Kit, WINSCAN and the reagents used to identify fetal hemoglobins. The Company believes that it can utilize its existing infrastructure, worldwide distribution capabilities and extensive cytogenetic laboratory relationships to support the introduction of these prenatal screening products. Furthermore, the Company believes that its new cell enrichment, identification and image analysis products may have clinical utility for cancer testing and the prenatal diagnosis of single gene disorders. Any proposed use of these products for such indications, however, may incur technical difficulties and would require prior clearance or approval by the FDA.

                                 RISK FACTORS

  An investment in the Securities being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing Securities offered by this Prospectus.

PRENATAL SCREENING PRODUCTS IN EARLY STAGE OF DEVELOPMENT; NO ASSURANCE OF SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION

  The Company's prenatal screening products are in an early stage of development and testing. The isolation, identification, enrichment and analysis of fetal cells from a maternal blood sample is difficult and poses a significant technical challenge due to their rarity in maternal blood. The Company has not yet determined how many fetal cells, if any, can be obtained using its process. In addition, fetal cells that circulate in maternal blood are not yet completely understood in terms of their variety and characteristics, such as longevity in maternal blood and fragility when exposed to various processes to enrich their concentration in a maternal blood sample. The Company has, and continues to, refine its processes and test reformulated enrichment media to determine if concentrations of fetal cells can be increased, but there can be no assurance that these efforts will prove successful. In addition, there can be no assurance that the Company's prenatal screening products will be able to detect fetal cells in amounts sufficient to allow for the detection and analysis of chromosomal abnormalities. There can be no assurance that the Company's prenatal screening products will be able to effectively and accurately detect Down Syndrome or other chromosomal abnormalities. The development and potential commercialization of the Company's prenatal screening products will require significant research and development, substantial investment and clinical testing and regulatory clearances or approvals. The Company plans to continue to conduct preclinical testing in order to analyze the feasibility of its prenatal screening products. Such efforts may disclose significant technical obstacles that need to be overcome prior to pursuing clinical trials and seeking necessary regulatory approvals. Such obstacles could have the effect of delaying or preventing the successful development of the Company's prenatal screening products. There can be no assurance that the Company will be able to develop this technology into reliable and effective prenatal screening products, that required regulatory clearances or approvals for commercialization will be obtained in a timely manner, or at all, or that the Company's prenatal screening products or other products under development, if introduced commercially, will be successful. If the Company is unable to successfully develop and market its prenatal screening products, the Company's business, financial condition and results of operations would be materially and adversely affected. See also "Uncertainty of FDA or Other Regulatory Clearances or Approvals."

LACK OF CLINICAL DATA

  The Company has conducted no clinical trials of its prenatal screening products pursuant to FDA reviewed protocols. There can be no assurance that the Company will commence such clinical testing, or once commenced, that such testing can be completed successfully within the Company's expected time frame and budget, if at all, or that the Company's products will prove to be reliable and effective in clinical trials. If clinical trials are initiated, such trials may disclose significant technical obstacles having the effect of delaying or preventing the development, testing, regulatory approval and commercialization of the Company's prenatal screening products. There can be no assurance that the results of such clinical trials will be consistent with the Company's limited preclinical results to date or would be sufficient to obtain regulatory clearance or approval or clinical acceptance. If the Company is unable to initiate and conclude successfully clinical trials of its prenatal screening products, the Company's business, financial condition and results of operations would be materially and adversely affected.

NO ASSURANCE OF CLINICAL ACCEPTANCE

  The isolation of fetal cells from maternal blood is a new and novel development. The clinical acceptance of the Company's prenatal screening products will depend upon its acceptance by the medical community and third-party payors as clinically useful, reliable, accurate, and cost-effective compared to existing and future procedures. Clinical acceptance will depend on numerous factors, including the establishment of the product's ability to isolate sufficient numbers of fetal cells during the early stages of pregnancy, to adequately enrich the concentration of nucleated fetal cells, and to reliably analyze and detect the presence of chromosomal abnormalities. Clinical acceptance will also depend on the receipt of regulatory clearances in the United States and internationally, the availability of third-party reimbursement and the Company's ability to adequately train laboratory technicians and cytogeneticists on how to use the prenatal screening products. In addition, there can be no assurance that the Company's prenatal screening products will be a preferable alternative to existing procedures such as the maternal AFP test or the triple test which detect neural tube defects in addition to chromosomal abnormalities, or that the prenatal screening products will not be rendered obsolete or noncompetitive by products under development by other companies. The Company's products are intended to initially screen for Down's Syndrome and may not compete favorably with widely accepted methodologies such as amniocentesis or CVS that are highly accurate and diagnose a broader range of abnormalities from one sample of fetal cells. Patient acceptance of the Company's prenatal testing products will depend in part upon physician recommendations as well as other factors, including the effectiveness, reliability and cost of the procedure as compared to amniocentesis, CVS and serum marker procedures. Even if the Company's prenatal screening products are clinically adopted, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. There can be no assurance that the Company's prenatal screening products under development will be accepted by the medical community or that market demand for such products will be sufficient to allow the Company to achieve profitable operations. Failure of the Company's prenatal screening procedure, for whatever reason, to achieve significant clinical adoption or failure of the Company's products to achieve any significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

ACCUMULATED DEFICIT; FUTURE LOSSES

  From its inception in July 1986 through June 30, 1998, the Company has generated an accumulated deficit of approximately $24 million. The Company expects its operating losses to continue to increase as it continues its efforts to develop and test its prenatal screening products. There can be no assurance that its prenatal screening products under development will be commercially marketed or, if commercially marketed, that the Company will ever receive sufficient revenue to achieve profitability and failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations.

QUARTERLY FLUCTUATIONS

  The Company has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. Factors which may have an influence on the Company's operating results in a particular quarter include (i) demand for the Company's products, new product introductions by the Company or its competitors or transitions to new products; (ii) the results of preclinical or planned clinical trials and, if ever received, the timing of regulatory and third-party reimbursement approvals; (iii) the timing of orders and shipments; (iv) the mix of sales between distributors and the Company's direct sales force, since sales to distributors are generally at lower margins than sales derived from the Company's own sales force; (iv) competition, including pricing pressures; (v) the timing and amount of research and development expenses, including clinical trial-related expenditures; (vi) seasonal factors; (vii) foreign currency fluctuation; and
(viii) the delay between incurrence of expenses to develop new products, including related marketing and service capabilities, and realization of benefits from such efforts. The Company typically has experienced increased sales in its first and fourth quarter. The Company believes this pattern of fluctuating revenues reflects the budgetary spending practices of the Company's customer base which consists primarily of public and private cytogenetic laboratories, research organizations and hospitals operating on annual budgets. There can be no assurance that this trend will continue. In addition, currency devaluations and slower economic growth in Asia are expected to decrease demand for the Company's products in Asian markets. Due to all the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

  The Company has expended and will continue to expend substantial funds for research and development, preclinical testing, planned clinical investigations, capital expenditures, and manufacturing and marketing of its products. The timing and amount of spending of such capital resources cannot be accurately determined at this time and will depend upon several factors, including the progress of its research and development efforts and planned clinical investigations, competing technological and market developments, commercialization of products currently under development, and market acceptance and demand for the Company's products. Though the Company has no current need or plans to raise additional funds, in the future, to the extent required, the Company may seek to obtain additional funds through equity or debt financing, collaborative or other arrangements with other companies and from other sources. If additional funds are raised by issuing equity securities, further dilution to stockholders could occur. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company could be required to delay development or commercialization of certain of its products, to license to third parties the rights to commercialize certain products or technologies that the Company would otherwise seek to commercialize for itself, or to reduce the marketing, customer support or other resources devoted to certain of its products each of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PRENATAL SCREENING PRODUCTS; RAPID TECHNOLOGICAL CHANGE AND RISK OF TECHNOLOGICAL OBSOLESCENCE

  The Company is dependent on the successful development and commercialization of the Company's prenatal screening products. Unfavorable preclinical or clinical results, failure to obtain regulatory clearances or approvals in a timely manner, or at all, or failure to gain widespread market acceptance for the products would have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company's new prenatal screening products may reduce the number of amniocentesis procedures performed (and the consequent number of prenatal cytogenetic studies ordered), laboratory demand for karyotype analysis, which is the currently recognized standard, is expected to continue for prenatal confirmatory applications and for an increasing number of cancer cytogenetic studies. The Company's imaging system for prenatal screening is expected to be sold to existing and new laboratory customers or provided via reagent acquisition programs.

  The medical device industry, particularly the prenatal testing, diagnostic, and screening markets, is characterized by rapid and significant technological change. The sale of the Company's current products, automated cytogenetic equipment, is largely dependent upon the continued use of prenatal testing methodologies that require the location of fetal cells in metaphase and the karyotyping of chromosomes identified in the metaphase cells. In addition, the availability of less expensive automated cytogenetic equipment could have a material adverse effect on the Company's business financial condition, and results of operations. The Company's future success will depend in large part on the Company's ability to continue to respond to such changes. There can be no assurance that the Company will be able to respond to such changes or that new or improved competing products will not be developed that render the Company's products obsolete. Product research and development will require substantial expenditures and will be subject to inherent risks, and there can be no assurance that the Company will be successful in developing products that have the characteristics necessary to screen or diagnose particular indications or that any new product introduced will receive regulatory clearance or approval or will be successfully commercialized.

UNCERTAINTY OF FDA OR OTHER REGULATORY CLEARANCES OR APPROVALS

  The testing, manufacturing, labeling, distribution, sale, and marketing, of the Company's products are subject to government regulation in the United States and other countries. The Company's future success will be significantly dependent upon commercial sales of its prenatal screening products under development. The Company will not be able to market these prenatal screening products for commercial use in the United States until the Company obtains clearance or approval from the FDA for each device and will not be able to market such products overseas until it meets the safety and quality regulations of each foreign jurisdiction in which the Company seeks to sell such products. Noncompliance with applicable FDA requirements can result in severe administrative, civil and criminal sanctions.

  The Company's Cytoscan products were marketed until 1994 in the United States pursuant to 510(k) pre-market notifications. A 510(k) pre-market notification must be supported by appropriate data establishing, to the satisfaction of the FDA, that a newly developed device is "substantially equivalent" to a legally marketed device that does not itself require FDA approval of a premarket approval application ("PMA"). The Company's CytoVision product is the current model of the Cytoscan product, marketed pursuant to the original 510(k) filing.

  In late 1996 and early 1997, the Company submitted three additional 510(k) filings. The first submission was for a product that enriches the concentration of any one of a number of cell types from whole blood based on the Company's patented hematological techniques. The Company received notification in December of 1997 from the FDA that it could market the ENRICH Kit for these purposes. The second submission was for the automated image analysis instrument which is able to automatically identify and enumerate nucleated red blood cells from peripheral blood on a microscope slide. The instrument, called the WINSCAN, presents these cells for operator review, and further testing and analysis in the prenatal screening procedure. The Company received notification in June of 1998 from the FDA that it may market WINSCAN for these purposes. The third submission covers the reagents used to identify cells containing fetal hemoglobin so that they may be further characterized. The DNA probe product will require either FDA clearance of a 510(k) with a tier III level of review or a PMA.

  The Company submitted a protocol for clinical trials of the DNA probe product to the FDA in November of 1996. The Company intends to initiate a multisite, U.S. and international, clinical trial of the DNA probe product to detect chromosomal disorders in isolated fetal cells during 1999, based upon the review of the protocol by the FDA. There can be no assurance regarding the timing or nature of the FDA response regarding the DNA probe related protocol or the timing for the commencement of clinical trials. There can be no assurance that 510(k) clearance for any of the Company's products under development or any other future product or modification of an existing product will be granted or that the clearance process will not be unduly lengthy and subjected to a thorough FDA review. The FDA has stated that the DNA probe product will require at least a 510(k) tier III level of review. Further, in its draft guidance for in vitro diagnostic devices utilizing cytogenetic in situ hybridization technology for the detection of genetic mutations, the FDA states that when such devices are intended for use as a "stand-alone" for test reporting based on interphase analysis, they will require a PMA that must be reviewed and approved by the FDA prior to sales, distribution and marketing of these products in the United States.

  The regulation of medical devices continues to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business, financial condition and results of operations. Delays in receipt of clearance or approvals to market its products, failure to receive these clearances or approvals, the loss of previously received clearances or approvals, the determination that 510(k) clearance, pre-market approval or other approval is required for a product being marketed without such clearance or approval, or failure to comply with existing or future regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

NEED TO COMPLY WITH INTERNATIONAL GOVERNMENT REGULATION

  The regulatory review process varies from country to country. Currently, the Company's products are subject to pre-market approval in several of the countries that are members of the European Union ("EU") and subject to other regulatory requirements in those and other countries. In addition, the regulation of in vitro diagnostic devices ("IVDs") and other medical devices continues to change. The Company may rely, in some circumstances, on its international distributors for compliance with regulatory requirements in those countries where the Company intends to use distributors. Any enforcement action by regulatory authorities with respect to regulatory noncompliance may have a material adverse effect on the Company's business, financial condition and results of operations.

  The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA clearance, and the requirements may differ. In addition, there may be foreign regulatory barriers other than approval for sale.

  The Company plans to bring its instruments, when required, into compliance with the European Parliament's Electromagnetic Compatibility Directive (89/336/EEC) (the "ECD") and to be entitled to apply the CE mark, with respect to the ECD, to its instruments. The European Parliament has made a distinction between Medical Devices ("MDs") and IVDs. The Company's instruments are not now subject to the requirements or advantages of the Medical Device Directive (93/42/EEC) (the "Directive"). There can be no assurance, however, that some or all of the Company's products will not be redefined as MDs and made subject to this Directive by the EU or its member states, which may have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance, moreover, that member states, or any other European country, will not adopt other statutes or regulations that require approval to sale the Company products, or that will otherwise have a material adverse effect on the Company's business, financial condition, or results of operations.

  Although not required by the European Medical Device Directive, most of the Company's products have the right to affix the CE mark approved, and the Company is entitled to apply the CE mark. At this time, the CE mark has not impacted the Company's ability to sell its products in Europe. Depending on the complexity of the electromagnetic compatibility of each product, the testing and certification process may take a day to months and cost from the several hundred to several thousand dollars.


DEPENDENCE UPON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

  The Company holds two issued U.S. patents that materially relate to the prenatal screening system, patent no. 5,432,054, issued July 11, 1995 and entitled "Method for Separating Rare Cells from a Population of Cells," and patent no. 5,731,156, issued March 24, 1998 and entitled "Use of Anti-Embryonic Hemoglobin Antibodies to Identify Fetal Cells." These patents expire in July 2012 and March 2015, respectively. Additionally, the Company relies on trade secret protection and on its unpatented proprietary know-how in the development and manufacturing of its products. There can be no assurance that the Company's trade secrets or proprietary technology will not become known or be independently developed by competitors in such a manner that the Company has no practical recourse. Nor can there be any assurance that others will not develop or acquire equivalent expertise or develop products that render the Company's current or future products noncompetitive or obsolete. There can be no assurance that the claims allowed under its patents will be sufficiently broad to protect what the Company believes to be its proprietary rights. In addition, there can be no assurance that issued patents will not be disallowed or circumvented by competitors, or that the rights granted thereunder will provide competitive advantages to the Company. Companies have filed applications for, or have been issued patents relating to, products or processes that may be competitive with certain of the Company's products or processes. The Company is unable to predict how the courts would resolve issues relating to the validity and scope of such patents.

  The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any issued patent or patents based on pending patent applications or any future patent application will exclude competitors, that any of the Company's patents in which it has licensed rights will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company. Furthermore, no assurance can be given that others have not developed or will not develop similar products, duplicate any of the Company's products or design around any patents issued to or licensed by the Company or that may be issued in the future to the Company. Since patent applications in the United States are maintained in secrecy until patents issue, the Company also cannot be certain that others did not first file applications for inventions covered by the Company's pending patent applications, nor can the Company be certain that it will not infringe any patents that may issue to others on such applications.

  In addition, patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. The Company has not conducted an extensive search of patents issued to other companies, research or academic institutions, or others, and no assurances can be given that such patents do not exist, have not been filed, or could not be filed or issued, which contain claims relating to the Company's technology, products or processes. Patents issued and patent applications filed in the United States or internationally relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. There are pending applications, which if issued with claims in their present form, might provide proprietary rights to third parties relating to products or processes used or proposed to be used by the Company. The Company may be required to obtain licenses to patents or proprietary rights of others.

  The medical device industry in general, and the industry segment that includes products for prenatal diagnostic screening in particular, have been characterized by substantial competition. Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive to respond to and could divert the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company, or to protect trade secrets of the Company. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign its products or processes to avoid infringement. In addition, in the event of any possible infringement, there can be no assurance that the Company would be successful in any attempt to redesign its products or processes to avoid such infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing and selling its products, which would have a material adverse effect on the Company's business, financial condition and results of operations. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others.

LIMITED MANUFACTURING EXPERIENCE; NO MANUFACTURING EXPERIENCE FOR THE CONSUMABLE ENRICHMENT KIT

  To date, the Company's manufacturing activities have consisted primarily of the assembly and testing of its cytogenetic products. If the Company obtains necessary regulatory clearances, registrations and approvals for its prenatal screening products and such technology is successfully introduced, the Company will be required to increase its manufacturing capacity. The Company has no experience in manufacturing the ENRICH Kit, WINSCAN or fetal hemoglobin identification kit portions of its prenatal screening products. Manufacturers often encounter difficulties in commencing and increasing production, including problems involving production yields, adequate supplies of components, quality control and assurance (including failure to comply with the FDA's and State of California's GMP regulations, international quality standards and other regulatory requirements) and shortages of qualified personnel. Difficulties experienced by the Company in manufacturing could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Company will be successful in commencing manufacture of the prenatal screening products in commercial quantities, increasing manufacturing capacity or that it will not experience manufacturing difficulties or product recalls in the future.

NEED TO MANAGE GROWTH

  Significant future growth in the Company's sales and expansion in the scope of its operations, should they occur, may place considerable strain on the Company's management, financial, manufacturing and other capabilities, procedures and controls. There can be no assurance that any existing or additional capabilities, procedures or controls will be adequate to support the Company's operations or that its capabilities, procedures or controls will be designed, implemented or improved in a timely and cost-effective manner. Failure to implement, improve and expand such capabilities, procedures and controls in an efficient manner at an appropriate pace could have a material adverse effect on the Company's business, financial condition and results of operations.

SINGLE SOURCE COMPONENTS

  Certain components of the Company's prenatal screening products under development are expected to be in consumable enrichment kit form. The Company intends to initially subcontract the manufacture of such consumable enrichment kits; however, given the stage of the product's development, neither internal nor third-party manufacturing processes have been established. The Company currently relies on a sole supplier, Vysis, Inc. for the DNA probe component of its consumable enrichment kit which is ordered by the Company using its standard purchase order. There can be no assurance that reliable, high volume commercial supplies of such component can be established at commercially reasonable costs or that a new supplier could be qualified in a timely manner if the supply of such component were interrupted. There can be no assurance that reliable high volume manufacturing of such gradients can be established at commercially reasonable costs or that a new supplier could be qualified in a timely manner if the supply of such gradients were interrupted. In addition, the Company proposes to use DNA probes in a prenatal screening kit under development, which are currently provided by a limited number of vendors. Such probes require FDA clearance or approval for marketing for clinical diagnostic procedures in the United States and may require FDA approval for export. The DNA probe market is characterized by extensive patent litigation and any court order with respect to infringement of intellectual property could adversely affect the supply of available and cost-effective DNA probes. While the Company believes that other sources for such DNA probes are available, if there were to be interruptions in obtaining supplies from its present source, the Company would have to qualify new sources of approved supply.

DEPENDENCE ON KEY DISTRIBUTORS

  Outside of North America and the United Kingdom, the Company relies substantially on independent distributors and sales agents to market and sell its products. There can be no assurance that distributors and agents will devote adequate resources to support sales of the Company's products. Moreover, agreements with a number of its distributors require that the Company indemnify such distributors against costs, expenses and liabilities relating to litigation regarding the Company's products and, despite these obligations of the Company, distributors may decide to reduce or end their selling efforts until an infringement dispute is resolved or settled.

RELIANCE ON INTERNATIONAL SALES AND OPERATIONS

  The Company has significant international operations based in the United Kingdom employing at June 30, 1998, approximately 47 employees. In 1997, 1996, and 1995, approximately 59%, 60% and 61% respectively, of the Company's total revenues were derived from customers and distributors outside of the United States and Canada. Until such time, if ever, as the FDA clears or approves the Company's fetal cell screening technology for marketing in the United States, the Company expects that international sales of cytogenetic products will continue to account for a significant portion of its revenues. Changes in overseas economic conditions, currency exchange rates, foreign tax laws, or tariffs or other trade regulations could have a material adverse effect on the Company's business, financial condition and results of operations. The international nature of the Company's business subjects it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which it operates or in which its products are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Community, continues to develop and there can be no assurance that new laws or regulations will not have a material adverse effect on the Company's business. The laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent, as do the laws of the United States.

  Currently, most of the Company's international sales are denominated in U.S. dollars or the U.K. pound sterling. The Company has significant operations in the U.K., and therefore, incurs significant operating expenses denominated in U.K. pounds. Accordingly, the Company has not historically attempted to reduce the risk of currency fluctuations by hedging, as changes in exchange rates between the U.S. dollar and the U.K. pound sterling immaterially affect the Company's results of operations. However, there can be no assurance that the Company will not be disadvantaged with respect to its competitors operating in a foreign country by foreign currency exchange rate fluctuations that make the Company's products more expensive relative to those of local competitors.

  Asian countries, particularly Japan and Korea, continue to experience banking, currency and other difficulties that are contributing to economic slowdowns or recessions in those countries. The region does not appear to be responding quickly to significant efforts to stimulate its economies. If Asian economies remain stagnant or continue to deteriorate, capital investment by Asian customers could decrease from current levels. Customers in Japan and Korea have already canceled or delayed a significant amount of orders for the Company's products and may cancel or delay additional orders in the future. For 1997, net sales to customers located in Asian countries accounted for 19% of the Company's total revenues. For the first half of 1998, net sales to customers located in Asian countries have decreased 4%, as a percent of total revenues over the corresponding prior year period. The Company cannot predict if this decrease will continue nor can it predict the magnitude of any such decrease.

  For 1997, net sales to customers located in European countries accounted for 31% of the Company's total sales. In 1998, the Company has not experienced a material decrease in the percentage of the Company's sales to Europe. The unification of the European countries, including the standardization of European currencies, as well as other factors, could contribute to certain countries in the region experiencing banking, currency and other difficulties that could, ultimately, impact the Company's sales in Europe.

UNITED STATES AND INTERNATIONAL AVAILABILITY OF THIRD-PARTY REIMBURSEMENT; HEALTH CARE REFORM AND RELATED MATTERS

  In the United States, hospitals, physicians and other health care providers that purchase medical devices generally rely on third-party payors, and other sources of reinbursement for health care costs ("Third-Party Payors"), to reimburse all or part of the cost of the procedure in which the medical device is being used. Certain Third-Party Payors are moving toward a managed care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these Third-Party Payors may be independent of the hospital's cost incurred for the specific case and the specific devices used. Medicare and other Third-Party Payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. Because the Company's fetal cell screening technology is currently under development and has not received FDA clearance or approval, uncertainty exists regarding the availability of third-party reimbursement for procedures that would use the Company's fetal cell screening technology. Failure by physicians, hospitals and other potential users of the Company's products or products currently under development to obtain sufficient reimbursement from Third-Party Payors for the procedures in which the Company's products or products currently under the development are intended to be used could have a material adverse effect on the Company's business, financial condition and results of operation.

  Third-Party Payors that do not use prospectively fixed payments increasingly use other cost-containment processes that may pose administrative hurdles to the use of the Company's products and products currently under development. In addition, Third-Party Payors may deny reimbursement if they determine that the device used in a treatment is unnecessary, inappropriate, experimental, used for a non-approved indication or is not cost-effective. Potential purchasers must determine that the clinical benefits of the Company's products justify the additional cost or the additional effort required to obtain prior authorization or coverage and the uncertainty of actually obtaining such authorization or coverage.

  If the Company obtains the necessary foreign regulatory registrations or approvals, market acceptance of the Company's products and products currently under development in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. There can be no assurance that any international reimbursement approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

  The Company believes that in the future reimbursement will be subject to increased restrictions both in the United States and in international markets. The Company believes that the overall escalating cost of medical products and services will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including the Company's products and products currently under development. There can be no assurance in either United States or international markets that third-party reimbursement and coverage will be available or adequate, that future legislation, regulation or reimbursement policies of Third-Party Payors will not otherwise adversely affect the demand for the Company's products or products currently under development or its ability to sell its products on a profitable basis. The unavailability of Third-Party Payor coverage or the inadequacy of reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, fundamental reforms in the health care industry in the United States and Europe continue to be considered, and there can be no assurance that such reform will not materially adversely affect the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE MARKET

  The market for the Company's current cytogenetic products is competitive. The Company believes that its primary competitors in this market include Perceptive Scientific Instruments, Inc. (a subsidiary of International Remote Imaging Systems, Inc.), and Vysis Inc. The principal competitive factors in this market are the product features offered, ease of use, clarity of output, customer service capabilities, price and installed base. The Company believes it competes favorably with regard to these factors.

  With respect to its prenatal screening products under development, the Company is aware of other companies that are in the process of developing genetic screening products based on competing technologies designed to specifically isolate fetal blood cells in maternal blood samples. Certain of these companies have greater research and development, marketing and financial resources than the Company. These companies include Genzyme Inc. and Bioseparations Inc. Genzyme, through its Integrated Genetics subsidiary, specializes in providing genetic testing services, and Bioseparations is a private research-stage company focusing on fetal cell isolation methods.

  The medical diagnostic and biotechnology industries are subject to intense competition. The Company's prenatal screening technology, if commercially marketed, will also be subject to intense competition from existing procedures such as the triple test. There can be no assurance that the Company's prenatal cell screening technology under development will replace any existing procedures. The Company expects the principal competitive factors in the prenatal cell screening market to be risk to the fetus, reliability, accuracy, cost savings to health care systems and payers and the price of testing.

  Certain of the Company's competitors have greater financial and technical resources and production and marketing capabilities than the Company. There can be no assurance that these competitors will not succeed in developing technologies and products that are more effective, easier to use or less expensive than those which are currently offered or being developed by the Company or that would render the Company's technology and products obsolete and noncompetitive. In addition, some of the Company's competitors have significantly greater experience than the Company in conducting clinical investigations of new diagnostic products and in obtaining FDA and other regulatory clearances and approvals of products. Accordingly, the Company's competitors may succeed in developing and obtaining regulatory approvals for such products more rapidly than the Company.

RISK OF REMOVAL FROM THE NASDAQ NATIONAL MARKET

  The shares of the Company's Common Stock are quoted on the Nasdaq National Market. If the Company should continue to experience losses from operations, it may be unable to maintain the standards for continued quotation on the Nasdaq National Market, and the shares of Common Stock could be subject to removal from the Nasdaq National Market. Trading, if any, in the Common Stock would therefore be conducted on the Nasdaq SmallCap Market, which is a significantly less liquid market than the Nasdaq National Market. As a result, an investor could find it more difficult to dispose of the Company's Common Stock. Nasdaq has recently promulgated new rules which make continued listing of companies on both the Nasdaq National Market and the Nasdaq SmallCap Market more difficult and has significantly increased its enforcement efforts with regard to the standards for such listing. In addition, if the Company's Common Stock were removed from the Nasdaq National Market and not qualify for listing on the Nasdaq SmallCap Market, the Company's Common Stock could be subject to the so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, failure to qualify for listing on, or removal from, the Nasdaq SmallCap Market, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market. In addition, if the market price of the Company's Common Stock is less than $5.00 per share, the Company may become subject to certain penny stock rules even if still quoted on the Nasdaq SmallCap Market. Such rules may further limit the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell such Common Stock in the secondary market.

DEPENDENCE UPON KEY PERSONNEL

  The Company's future success depends in significant part upon the continued service of certain key scientific, technical and management personnel, and its continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key scientific, technical and managerial personnel or that it can attract, assimilate or retain other highly qualified scientific, technical and managerial personnel in the future. Key employees of the Company include Jack Goldstein, Ph.D., its Chief Executive Officer, Michael Zoccoli, Ph.D., Vice President of Research and Development, Leslie G. Grant, Ph.D., Executive Vice President, and Carl Hull, Vice President Worldwide Marketing. The Company has no key man insurance. The Company has taken steps to retain its key employees, including the granting of stock options that vest over time. Additionally, the Company has entered into employment agreements with Dr. Goldstein and Mr. Hull. The loss of key personnel especially if without advanced notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon the Company's business, results of operations and financial condition.

RISK OF SOFTWARE DEFECTS

  The Company's cytogenetic and prenatal screening products currently under development involve a software component that facilitates the detection of chromosomal and genetic abnormalities through the interaction of certain imaging algorithms with the genetic sample under examination. The software, including any new versions that may be released, may contain undetected errors or failures. There can be no assurance that, despite testing by the Company and current and potential customers, errors will not be found in the software components of the Company's cytogenetic or prenatal screening products, resulting in loss or delay in market acceptance, which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY RISK; POSSIBLE INSUFFICIENCY OF INSURANCE

  The manufacture and sale of the Company's products involves the risk of product liability claims. Although the Company believes that its insurance policies carry sufficient coverage limits for its current operations, there can be no assurance that such limits will continue to be adequate. The Company intends to evaluate its coverage on a regular basis and in connection with the introduction of products currently under development. Such insurance is expensive and may not be available on acceptable terms, in sufficient amount of coverage, or at all. A successful claim brought against the Company in excess of its insurance coverage would have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY CERTAIN STOCKHOLDERS

  Certain stockholders, including certain executive officers and directors of the Company and their affiliates, own approximately 54.5% of the outstanding Common Stock. As a result, these stockholders will, to the extent they act together, continue to have the ability to exert significant influence and control over matters requiring the approval of the Company's stockholders, including the election of a majority of the Company's Board of Directors.

POSSIBLE VOLATILITY OF STOCK

  The market prices for securities of medical diagnostic instrument companies have historically been highly volatile. Announcements of technological innovations or new products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to products under development by the Company or others, regulatory developments in both the United States and foreign countries and public concern as to the safety of new technologies, changes in financial estimates by securities analysts or failure of the Company to meet such estimates and other factors, may have a significant impact on the market price of the Common Stock. In addition, the Company believes that fluctuations in its operating results may cause the market price of its Common Stock to fluctuate, perhaps substantially.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

  According to Forms 13D and 13G filed by the Company's stockholders, approximately 2,951,400 shares of the Company's Common Stock (representing approximately 25.6% of the total shares outstanding) are held by affiliates and are therefore subject to volume limitations pursuant to Rule 144. In the event any of such stockholders cease to be affiliates (for example, by resigning from the Board of Directors and holding less than 10% of the shares outstanding), (i) certain of the shares held by such stockholders will be eligible for immediate resale in the public market and (ii) pursuant to Rule 144(k), certain of such shares will no longer be subject to the manner of sale and volume limitations of Rule 144 and will be eligible for resale in the public market after 90 days from the date such stockholder ceases to be an affiliate. Any sale of a substantial number of shares may have the effect of depressing the trading price of the Company's publicly traded stock, which would lower the Company's value and make it more difficult for the Company to raise capital.

SIGNIFICANT RESTRICTIONS ON CHANGE IN CONTROL

  Certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions provide for the elimination of the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, the Company has adopted a Preferred Shares Rights Agreement, sometimes referred to as a poison pill, designed to prevent hostile takeovers not approved by the Board of Directors. Also, the Company is authorized to issue 6,000,000 shares of undesignated Preferred Stock. Such shares of Preferred Stock may be issued by the Company without stockholder approval upon such terms as the Company's Board of Directors may determine. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the voting and other rights of, the holders of

Common Stock. At present, the Company has no plans to issue any of the Preferred Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

                                USE OF PROCEEDS

  In private transactions in 1997 and 1998, the Company sold 4,629,350 shares of common stock (796,020 and 3,833,330 shares, respectively) at prices of $5.025 and $3.00 per share, respectively (collectively, the "Private Placements"). The gross proceeds to the Company from the sale of such shares were approximately $15,399,990, (plus an additional $1,000,000 if all 173,010 additional shares of common stock are issued upon exercise of warrants (exercisable at $5.78 per share) issued in the private placement occurring in May 1997) after deducting the estimated transaction expenses. The Company has used and intends to continue to use the proceeds of the Private Placements for research and development costs associated with its prenatal screen product, capital equipment purchases and working capital and general corporate purposes.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends since its inception and does not intend to pay any cash dividends in the foreseeable future.

                           SELLING SECURITY HOLDERS

  The following table provides the names of the Selling Security Holders and the number of Securities being offered by each of them. After completion of this offering, assuming all the Shares and Warrant Shares offered hereby are sold, no Selling Security Holder will hold any securities of the Company except as set forth in the footnotes below.

                                                    NO. OF SHARES NO. OF WARRANT
SELLING SECURITY HOLDERS                               OFFERED    SHARES OFFERED
------------------------                            ------------- --------------
New Enterprise Associates VII, L.P. (1)............   1,779,105      169,334
Mertz & Moyer (2)..................................     833,333            0
Maril & Co. (3)....................................     500,000            0
Special Situations Fund III, L.P. (4)(5)...........     350,000            0
Paragon Associates (6).............................     333,333            0
New Venture Partners, IV, L.P. (7).................     333,332            0
Special Situations Private Equity Fund (5).........     200,000            0
Glynn Ventures IV L.P. (8).........................     166,666            0
Special Situations Cayman Fund, L.P. (5)...........     116,666            0
NEA Presidents Fund, L.P. (9)......................      15,920        3,460
NEA Ventures 1997, Limited Partnership (10)........         995          216

--------
 (1) New Enterprise Associates VII, L.P. owns 58,500 shares of Common Stock of the Company in addition to the Shares and the Warrant Shares offered hereby. NEA Partners VII, L.P. has voting control of New Enterprise Associates VII, L.P. As general partners of NEA Partners VII, L.P., Peter
     J. Barris, Frank A. Bonsal, Jr., Nancy L. Dorman, Ronald H. Kase, C. Richard Kramlich, Arthur J. Marks, Thomas C. McConnell, Peter T. Morris, John M. Nehra, Charles W. Newhall III and Mark W. Perry may be deemed to have voting control over NEA Partners VII L.P. shares.
 (2) Ashford Capital Management, Inc. and Anvil Investment Associates, L.P. have voting control of 500,000 shares and 333,333 shares, respectively, of Mertz & Moyer. Theodore H. Ashford has voting control of Ashford Capital Management, Inc. and Anvil Investment Associates.
 (3) Ashford Capital Management, Inc. has voting control of Maril & Co. Theodore H. Ashford has voting control of Ashford Capital Management, Inc.
 (4) Special Situations Fund III, L.P. owns 605,800 shares of Common Stock of the Company in addition to the Shares offered hereby.
 (5) Austin W. Marxe has voting control of Special Situations Fund III, L.P., Special Situations Private Equity Fund and Special Situations Cayman Fund, L.P.
 (6) Paragon Associates owns 336,000 shares of Common Stock of the Company in addition to the Shares offered hereby. Bradbury Dyer III has voting control of Paragon Associates.
 (7) Howard D. Wolfe Jr. has voting control of New Venture Partners, IV, L.P.
 (8) John Glynn has voting control of Glynn Ventures IV L.P.
 (9) NEA Presidents Partners, L.P. has voting control of NEA Presidents Fund, L.P. As general partners of NEA Presidents Partners, L.P., Peter J. Barris, Frank A. Bonsal, Jr., Nancy L. Dorman, Ronald H. Kase, C. Richard Kramlich, Arthur J. Marks, Thomas C. McConnell, Peter T. Morris, John M. Nehra, Charles W. Newhall III and Mark W. Perry may be deemed to have voting control over the NEA Presidents Partners, L.P. shares.
(10) Lewis B. Van Dyck has voting control of NEA Ventures 1997, Limited Partnership.

  No Selling Security Holder has held any position, office or other material relationship with the Company or any of its affiliates within the past three years, other than Thomas C. McConnell, who is a director of the Company and is
(1) a general partner NEA Partners VII, L.P. which is the general partner of New Enterprise Associates VII, L.P. and (2) a general partner NEA General Partners, L.P. which is the general partner of NEA Presidents Fund, L.P.; he disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate ownership interest therein.

  The Company sold 796,020 shares of Common Stock and 173,010 Warrants on May 22, 1997, 3,333,331 shares of Common Stock on June 2, 1998, 166,666 shares of Common Stock on July 7, 1998 and 333,333 shares of Common Stock on July 15, 1998 to the Selling Security Holders in private transactions. Such shares of Common Stock and the 173,010 Warrant Shares which may be issuable upon exercise of the Warrants are registered hereunder.

  Each Selling Security Holder has represented to the Company that it purchased the Securities for investment, with no present intention of distribution. However, in recognition of the fact that investors, even though purchasing the Securities for investment, may wish to be legally permitted to sell their securities when they deem appropriate, the Company has filed with the Commission under the Securities Act the Registration Statement with respect to the resale of the Shares and the Warrant Shares from time to time in the over-the-counter market through Nasdaq or in privately negotiated transactions, through the writing of options on the Shares or the Warrant Shares, or through a combination of the foregoing. The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective for two years from the date of closing of the issuance of the Shares.

                             PLAN OF DISTRIBUTION

  The sale of the Securities by the Selling Security Holders may be effected from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, through the writing of options on the Securities, or through a combination of such methods of sale, at fixed prices, that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). Any broker-dealer may act as a broker-dealer on behalf of one or more of the Selling Security Holders in connection with the offering of certain of the Securities by the Selling Security Holders.

  The Selling Security Holders and any broker-dealers who act in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Security Holders against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for Applied Imaging by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Thomas C. Klein, Secretary of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

  The Consolidated Financial Statements of Applied Imaging Corp. incorporated by reference in Applied Imaging Corp.'s Annual Report (Form 10-K) for the fiscal year ended December 31, 1997, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon, which report appears in the Form 10-K.A, and is incorporated herein by reference. Such Consolidated Financial Statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

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                                                                            PAGE
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Available Information......................................................   2
Information Incorporated by Reference......................................   2
The Company................................................................   3
Risk Factors...............................................................   4
Use of Proceeds............................................................  16
Dividend Policy............................................................  16
Selling Security Holders...................................................  17
Plan of Distribution.......................................................  18
Legal Matters..............................................................  18
Experts....................................................................  18

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                             APPLIED IMAGING CORP.

                       4,802,360 SHARES OF COMMON STOCK

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                                  PROSPECTUS

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                               NOVEMBER 11, 1998


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